PUT/CALL AGREEMENT

This Put/Call Agreement (this "Agreement") is made as of November 1, 2012 by and among Emeritus Corporation, a Washington corporation ("Emeritus"), EmeriCare NOC LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Emeritus ("Buyer"), and each of the individuals set forth on the signature pages hereto (each, a "Minority Member" and collectively, the "Minority Members").

RECITALS

WHEREAS, pursuant to a Unit Purchase Agreement, dated the date hereof, by and among the Company, Emeritus, Buyer, the members of the Company set forth on Exhibit A attached thereto, and Kinderhook Industries, LLC, a Delaware limited liability company (the “Unit Purchase Agreement”), Buyer has agreed to acquire certain equity interests in the Company from the members of the Company, including the Minority Members;

WHEREAS, immediately following the Closing (as defined in the Unit Purchase Agreement) an Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof (the "LLC Agreement") shall become effective and the Minority Members will own the units of the Company (the "Minority Units") set forth on Exhibit A to the LLC Agreement”; and

WHEREAS, Emeritus, Buyer and the Minority Members desire to agree on the terms and conditions for the right or option, as the case may be, regarding the purchase or sale, as applicable, of the Minority Units as provided herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions stated herein, Emeritus, Buyer and each of the Minority Members agree as follows:

1. Put Right.

(a)           Right to Sell.  Each Minority Member shall have the right (but not the obligation), subject to the terms and conditions of this Agreement, to require Buyer to purchase (i) at any time on or after January 1, 2016, up to one-third of the Minority Units held by such Minority Member as of the Effective Date and, (ii) at any time on or after January 1, 2017, up to an additional one-third of the Minority Units held by such Minority Member as of Effective Date and, and (iii) at any time on or after January 1, 2018, 100% of the Minority Units held by such Minority Member (each, a "Put Right").

(b)           Acceleration of Put Right.  Notwithstanding Section 1(a) of this Agreement:

(i)           With respect to Affectionate Home Health Care, LLC ("AHHC") or Dale Clift (“Mr. Clift”): (A) if Mr. Clift’s employment with Nurse On Call, Inc., a Delaware corporation (“NOC”) is terminated pursuant to Section 3.2 of his Employment Agreement dated as of the date hereof by and among Buyer, NOC, and Mr. Clift (the “Clift Employment Agreement”), then all of AHHC's Put Rights shall become immediately exercisable; (B) in the event a Change in Control occurs prior to the third anniversary of the Effective Date, all of AHHC's Put Rights become immediately exercisable upon the third anniversary of the Effective Date; (C) in the event a Change of Control occurs on or after the third anniversary of the Effective Date, all of AHHC's Put Rights shall accelerate and become immediately exercisable upon the closing date of the Change in Control; and (D) if Mr. Clift’s employment with NOC is terminated pursuant to Section 3.5 of the Clift Employment Agreement, (1) upon the Termination Date (as defined in the Clift Employment Agreement), AHHC’s Put Rights with regard to one-third of the Minority Units held as of the Termination Date shall become immediately exercisable; (2) upon the first anniversary of the Termination Date (as defined in the Clift Employment Agreement), AHHC Put Rights with regard to an additional one-third of the Minority Units held as of the Termination Date shall become immediately exercisable; and (3) upon the second anniversary of the Termination Date (as defined in the Clift Employment Agreement), AHHC Put Rights with regard to 100% of the Minority Units held by AHHC shall become immediately exercisable.

(ii)           With respect to any Minority Member other than AHHC or Mr. Clift, if such Minority Member does not have a written employment agreement with NOC that has been approved by the Board: (A) in the event a Change in Control occurs and NOC terminates such Minority Member within one hundred twenty (120) days following the closing date of the Change in Control, then such Minority Member’s Put Rights shall become immediately exercisable as of the date of such termination; (B) in the event such Minority Member suffers a material dimunition in his or her duties or responsibilities at NOC and its subsidiaries, taken as a whole, without his or her consent, then such Minority Member’s Put Rights shall become immediately exercisable as of the date of such reduction in duties or responsibilities; (C) in the event the Company, NOC or its subsidiaries acquire (through an equity transfer, an acquisition of assets or any other similar manner) any entity or business that is not primarily engaged (as of the date of such acquisition) in a line of business in which NOC and/or its subsidiaries are also engaged as of the date of such acquisition, then such Minority Member’s Put Rights shall become immediately exercisable as of the date of such change.  For the avoidance of doubt, in the event of any resignation by a Minority Member such Minority Member's Put Rights shall not accelerate and Section 1(a) of this Agreement shall govern; and (D) if such Minority Member’s employment with NOC is terminated due to death or Disability (as defined below), (1) upon the date of such death or Disability, such Minority Member’s Put Rights with regard to one-half of the Minority Units held by such Minority Member as of the date of such death or Disability shall become immediately exercisable; and (2) upon the first anniversary of the date of such Minority Member’s death or Disability, such Minority Member’s Put Rights with regard to 100% of the Minority Units held by such Minority Member shall become immediately exercisable.

(iii)           For purposes of Section 1(b)(ii) of this Agreement, "Disability" shall mean such Minority Member’s mental or physical disability for such period of time and under such circumstances as entitle such Minority Member to receive disability benefits under the terms of the long-term disability insurance policy then maintained by NOC.  If NOC does not have a long-term disability insurance policy, Disability shall mean that such Minority Member shall be unable to perform substantially all of his duties under this Agreement due to accident or disability or physical or mental illness for a period in excess of 90 or more consecutive working days in any 12-month period, or 120 or more total working days in any 12 month period.

(c) For purposes of this Agreement, a "Change in Control" shall be limited to the following events affecting the ownership or control of Emeritus and NOC:  (A) a merger or consolidation of Emeritus, in which securities possessing more than fifty percent (50%) or more of the total combined voting power or total combined fair market value of the outstanding securities of Emeritus are transferred to a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) or "persons" different from the persons holding those securities immediately prior to such merger or consolidation, (B) NOC shall no longer be a direct or indirect subsidiary of Emeritus or the sale, transfer or other disposition of all or substantially all of the assets of NOC to a third party other than an affiliate of Emeritus, (C) the sale, transfer or other disposition of all or substantially all of the assets of Emeritus, or (D) a change in the composition of the Board of Emeritus during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board of Emeritus (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Emeritus; provided, however, that for purposes of this definition, any individual who becomes a member of the Board of Emeritus subsequent to the beginning of the two-year period, whose election, or nomination for election by Emeritus’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board of Emeritus and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an entity (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Board of Emeritus shall not be considered a member of the Incumbent Board; provided, however, that a transaction involving Emeritus that would constitute a Change in Control as defined under this Section 1(c)(A) or (C) shall not be deemed a Change in Control if such transaction is announced in the twelve (12)-month period following the Effective Date.

2. Call Right.

(a)           Right to Purchase.  Buyer shall have the right (but not the obligation), subject to the terms and conditions of this Agreement, to require any of the Minority Members to sell (i) (A) at any time after January 1, 2016, up to one-third of the Minority Units (such number of Minority Units to be determined by Buyer, in its sole discretion) held by such Minority Member as of the Effective Date and, (B) as of and at any time after January 1, 2017, up to an additional one-third of the Minority Units (such number of Minority Units to be determined by Buyer, in its sole discretion) held by such Minority Member, (C) as of and at any time after January 1, 2018, 100% of the Minority Units (such number of Minority Units to be determined by Buyer, in its sole discretion) held by such Minority Member; and (ii) up to 100% of the Minority Units held by any Minority Member (such number of Minority Units to be determined by Buyer, in its sole discretion), at any time, in the event such Minority Member ceases to be an employee of Buyer or any affiliate of Buyer; (each right under Section 2(a), a "Call Right").

(b)           Restrictions on Call Right.  In the event that NOC EBITDA (as defined herein) for the fiscal year ended December 31 of a calendar year is less than $25 million (such year ended December 31, the "Underperforming Year"), Buyer shall not be entitled to exercise its Call Right under Section 2.2(a)(i) for 12 months thereafter (commencing January 1 of the year immediately following such Underperforming Year and ending December 31 of the year immediately following such Underperforming Year) (such year, the "Restricted Year"); provided, however, that such restrictions shall automatically lapse and Buyer shall not be restricted from exercising its Call Right under Section 2.2(a)(i) at any time after December 31 of the Restricted Year, even if subsequent fiscal years would otherwise constitute an Underperforming Year.

3. Notification of Exercise.  To exercise a Put Right or Call Right, as applicable, the Minority Member or Buyer, as applicable, shall deliver a written notice (the "Put/Call Notice" as applicable) to either Buyer or the Minority Member, as applicable, and to the Company, specifying that such party is exercising its Put Right or Call Right, as applicable, and the total number of Minority Units to be purchased by Buyer pursuant to such Put Right or Call Right.   Within fifteen (15) days of Company’s receipt of the Put/Call Notice, Company shall deliver to Buyer and to the Minority Member a calculation of the applicable NOC EBITDA and Unit Price (each as described or defined in Section 4), and Company shall make available to Buyer and to the Minority Member reasonable documentation in support of such calculation.

4. Purchase Price.

(a) The purchase price per Minority Unit payable by Buyer for the Minority Units shall be calculated by first multiplying the NOC EBITDA for the 12-month period ending on the last day of the calendar month immediately preceding the date of the Put/Call Notice multiplied by the applicable NOC EBITDA multiple (the "Aggregate Value") and then dividing the Aggregate Value by the total number of outstanding Units of the Company (such amount, the "Unit Price" and when multiplied by the number of Minority Units subject to the Put Right or Call Right, as applicable, such amount, the "Aggregate Purchase Price"). The applicable NOC EBITDA multiple to be used in calculating the Unit Price according to the foregoing sentence shall be 6.  For the avoidance of doubt, Exhibit A sets forth sample calculations of the Unit Price.

(b) For the purposes of this Agreement, "NOC EBITDA" means, for any 12-month period, (i) NOC’s consolidated net income or net loss, as the case may be, for such 12-month period, as determined in accordance with the Accounting Principles (as defined in the Unit Purchase Agreement), plus (ii) to the extent included as a deduction in calculating the net income or net loss, as the case may be, referred to in clause (i) above, the sum of, without duplication, all income tax expense attributable to NOC and its subsidiaries (without regard to whether such expense relates to amounts paid or payable to governmental authorities or to Emeritus), interest expense (net of interest income (including cash and non-cash items)), amortization expense and depreciation expense minus (iii) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (i) above, any and all income or gain that results from the sale of any assets or securities by NOC or any of its subsidiaries outside the ordinary course of business, consistent with past practice plus (iv) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (i) above, any and all losses that result from the sale of any assets or securities by NOC or any of its subsidiaries outside the ordinary course of business, consistent with past practice. No corporate overhead expense of Emeritus, Buyer or their respective subsidiaries or affiliates (other than

NOC and its subsidiaries) attributable to NOC and its subsidiaries shall be included in the calculation of NOC EBITDA. In the event NOC and its subsidiaries acquire legal, billing or other back office services from Emeritus or its subsidiaries, such services will be acquired pursuant to a written service agreement at no higher than fair market value.

(c) Either Buyer or the Minority Member may dispute the Company’s calculation of the applicable NOC EBIDTA and Unit Price determined pursuant to Section 3, by notifying the other and Company within ten (10) days of Buyer’s or the Minority Member’s, as applicable, receipt of such calculation.   If either Buyer or the Minority Member disputes the Company’s calculation, and if Buyer and the Minority Member do not promptly agree on a corrected calculation, the dispute between Buyer and the Minority Member shall be resolved (i) by NOC's then-current Certified Public Accounting (“CPA”) firm, if Buyer and the Minority member agree to use such CPA firm; or (ii) if Buyer and the Minority Member do not agree to use NOC’s then-current CPA firm, then Buyer and the Minority Member shall select a mutually agreeable independent CPA firm to resolve the dispute; or (iii) if Buyer and the Minority Member cannot agree on an independent CPA firm to resolve the dispute, each shall select a CPA firm, and the two selected firms will select a third CPA firm to resolve the dispute.  The selected CPA firm shall make a final determination with respect to the NOC EBIDTA and Unit Price, which shall be enforceable in any court of competent jurisdiction.  The selected CPA firm also shall determine which party is the prevailing party, and the non-prevailing party shall pay the CPA firm’s fees and costs.  The CPA firm shall set forth the process for resolving the matter.  If any joint, in-person meetings with, or presentations to, the CPA firm are requested or required by the CPA firm in connection with the resolution of the dispute, they may be held at the Company’s headquarters (unless the parties agree to another location) or by teleconference or other electronic means.   The CPA firm selected to resolve the dispute shall be requested to do so within thirty (30) days of being retained.

5. Closing.

(a)           Timing.  The closing of any purchase and sale of Minority Units pursuant to this Agreement (a “Put/Call Closing”) shall be on a date to be specified by Buyer, such date to be no later than sixty (60) days following receipt of the Put/Call Notice by Buyer or the Minority Member, as applicable, or, if applicable, no later than sixty (60) days following the final resolution of any dispute regarding the applicable NOC EBIDTA and Unit Price pursuant to Section 4(c).  The Put/Call Closing shall be the effective date of any transfer of Minority Units made pursuant to this Agreement.

(b)           Transfer of Minority Units.  Upon payment of the Aggregate Purchase Price, the Minority Member selling its Minority Units shall transfer such Minority Interests free and clear of all liens, encumbrances or any interests of any third party and shall execute and deliver, or cause to be executed and delivered, to Buyer any and all documents reasonably required to transfer the Minority Units to Buyer including, but not limited to, any documents reasonably necessary to evidence such transfer; all documents reasonably required to release any interest of such Minority Member's creditors, spouse, or any other person who may claim an interest in such Minority Units (provided, however, that no such release shall be required with respect to any interest solely in the proceeds of the sale of such Minority Units, so long as any such interests do not encumber the Minority Units themselves and so long as such interests are not enforceable against, or impair the post-transfer ownership rights in the Minority Units of, Buyer or its affiliates); any certificate or certificates representing the Minority Units, if applicable, and a representation from the Minority Member to HHC, Buyer and each other Minority Member that (i) such Minority Member has full right, title and interest in and to the Minority Units being sold, (ii) such Minority Member has all the necessary power and authority and has taken all necessary action to sell such Minority Units as contemplated by this Agreement, and (iii) the Minority Units are being transferred free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

6. Guarantee.

(a) Emeritus (i) shall cause Buyer to fulfill and comply with all of its obligations under this Agreement, (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to the Minority Members the due and timely performance by Buyer of Buyer's covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement.

(b) The guarantee in this Section 6 is a guarantee of payment and performance, and not merely of collection, and Emeritus acknowledges and agrees that no release or extinguishments of Buyer's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

(c) Emeritus hereby waives, for the benefit of the Minority Members, any right to require the Minority Members, as a condition of payment or performance by Emeritus, to proceed against Buyer or pursue any other remedies whatsoever. The parties hereto acknowledge and agree that obligations of Emeritus hereunder are independent of the obligations of Buyer and that a separate action may be brought against Emeritus, whether or not such action is brought against Buyer or whether Buyer is joined in such action.  Emeritus hereby agrees that its liability hereunder shall not be contingent upon the exercise or enforcement by the Minority Members of whatever remedies they may have against Buyer or any of its affiliates, except as otherwise provided in this Agreement.

7. Termination of Obligations.  At the Put/Call Closing, the selling Minority Member's rights and obligations under the LLC Agreement shall terminate as to the Minority Units purchased by Buyer, except as to items accrued as of such date and except as to any indemnity obligations of such Minority Member attributable to acts or events accruing prior to such date.  In the event a Minority Member transfers or sells all of its Minority Units to Buyer, this Agreement and the LLC Agreement shall terminate as to such selling Minority Member, but shall remain in effect as to the other Minority Members.

8. Conduct of the Business of the Company and its Subsidiaries. During the period from the Effective Date through the earlier of (x) January 1, 2018 and (y) the termination of Dale Clift's employment with NOC for any reason, Buyer shall not permit the Company, NOC or its subsidiaries to acquire (through an equity transfer, an acquisition of assets or any other similar manner) any entity or business that is not primarily engaged (as of the date of such acquisition)

in a line of business in which NOC and/or its subsidiaries are also engaged as of the date of such acquisition without the prior consent of Dale Clift.

9. Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the LLC Agreement.

10. Miscellaneous.

(a) Entire Agreement.  The provisions of this Agreement are in addition to the provisions contained in the LLC Agreement, which shall continue and be in full force and effect, and the provisions contained any employment agreement with a Minority Member, and as such, this Agreement, the LLC Agreement and any such employment agreement collectively embody the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings, written or oral, between the parties with respect to such subject matter.

(b)   Notice.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed effective (a) at the time of personal delivery; (b) when sent by fax with confirmation of transmission; (c) 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid; or (d) 24 hours after being deposited with an express, air or similar courier (such as Fed Ex or UPS).  In the case of any notice delivered by fax, mail or courier, such notice shall be faxed, mailed or couriered to the party to be notified at such party's fax number or address as set forth on Schedule I to the LLC Agreement (or in the case of the Company or a Manager who is not listed on Schedule I to the LLC Agreement, to the address of the principal place of business of the Company).

(c) Specific Performance.  The Minority Units cannot be readily purchased or sold in the open market, and for that reason, among others, the Minority Members and Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced.  If any party hereto so required under this Agreement fails to give notice, sell a Minority Unit, buy a Minority Unit, then, in any such event, any of the Minority Members, Buyer or the Company may initiate and maintain a proceeding to compel the specific performance of this Agreement.  Such remedy, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy at law or in equity that the Minority Members, Buyer or the Company may have.

(d) Assignment.  This Agreement may not be assigned by any Party hereto without the consent of the other parties hereto; provided, however, that Emeritus may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which it is a party or (b) any corporation, partnership, association or other person to which Emeritus may transfer all or substantially all of its assets and business existing at such time; provided, further, however, that such assignment shall not  adversely affect the rights of any Minority Member hereunder. Except as expressly provided herein, the rights and obligations of the Minority Members under this Agreement shall not be assignable without the written consent of each of Emeritus and Buyer.  This Agreement, subject to the foregoing, is intended to bind and inure to the benefit of the each of the Minority Members, Emeritus and Buyer, and their respective heirs, estate, personal representatives, successors and permitted assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Amendments in Writing.  Except as expressly provided herein, no amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by all of the parties hereto.

(f) Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

(g) Severability.  In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one agreement binding on the parties hereto.  Delivery of an executed signature page to this Agreement, or any amendment, waiver, consent or supplement hereto or thereto, by facsimile transmission or electronic mail (including .PDF format) shall be as effective as delivery of a manually signed counterpart hereof.

(i) Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Delaware.

(j) Effectiveness.  This Agreement shall become effective (the “Effective Date”) as of the date of the Closing under the Unit Purchase Agreement. Should the Closing under the Unit Purchase Agreement not occur and the Unit Purchase Agreement terminated or should there be a material amendment to the Unit Purchase Agreement that is adverse to the Minority Members, this Agreement shall become null and void.

(k) Arbitration.  If any dispute relating to or arising from this Agreement cannot be settled by the parties, then they shall submit the dispute to binding arbitration by an arbitrator selected in the following manner:  Within twenty (20) days of receiving written demand for arbitration, each party involved in the dispute shall select an individual to represent it in the selection of an arbitrator.  If the individuals selected by the parties cannot agree upon an impartial arbitrator within thirty (30) days from the date written demand for arbitration is filed, the arbitrator shall be selected by a Judge of the Superior Court (or a comparable court) in the county where the Company's principal place of business is located upon 3 days' notice.  Any arbitration shall be conducted in accordance with the rules of JAMS then in effect, with any judgment upon an award entered in the Superior Court (or a comparable court) in the county where the Company's principal place of business is located.  The selected arbitrator also shall determine which party is the prevailing party, and the non-prevailing party shall pay all costs and expenses associated with the arbitration, including the prevailing party’s reasonable litigation costs and other arbitration-related expenses.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EMERITUS:

EMERITUS CORPORATION

By:  /s/ Mark A. Finkelstein

Its:  EVP Corporate Development and General Counsel

BUYER:

EMERICARE NOC LLC

By: /s/ Mark A. Finkelstein

Its:  EVP Corporate Development and General Counsel

MINORITY MEMBERS:

AFFECTIONATE HOME HEALTH CARE, LLC

By:   /s/ Dale Clift
Dale Clift
Its: CEO

By:    /s/Jamie S. Hynes
JAMIE S. HYNES

By:    /s/ Kimberly A. Wier
KIMBERLY A. WIER